Royal Bank of Canada Market Linked Securities Filed Pursuant to Rule 433 Registration No. 333-259205

Market Linked Securities – Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an Index Basket
Term Sheet to Preliminary Pricing Supplement No. WFC173 dated December 13, 2021

Summary of terms
Issuer	Royal Bank of Canada
Term	Approximately 1.5 years
Basket	A basket consisting of the EURO STOXX 50® Index (50.00%); the S&P 500® Index (25.00%); and the Russell 2000® Index (25.00%)
Pricing Date	December 15, 2021*
Original Issue Date	December 20, 2021*
Principal Amount	$1,000 per security (each security will be offered at an initial public offering price of $1,000)
Payment at Maturity	See “How the maturity payment amount is calculated” on page 3
Maturity Date	June 20, 2023*
Initial Basket Value	100
Final Basket Value	100 x (1+ the sum of the component return of each basket component multiplied by its weighting)
Maximum Maturity Payment Amount	[$1,200 - $1,500] (to be determined on the pricing date)
Buffer Value	90 (90% of the Initial Basket Value)
Participation Rate	110%
Valuation Date	June 13, 2023*
Calculation Agent	RBC Capital Markets, LLC, a wholly-owned subsidiary of the issuer
Denominations	$1,000 and any integral multiple of $1,000
Underwriting Discount and Commission
Up to 2.30%, of which dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of 1.50% and WFA will receive a distribution expense fee of 0.075%.
In respect of certain securities sold in this offering, our affiliate, RBC Capital Markets, LLC, may pay a fee of up to $1.50 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

CUSIP	78016FAM6
*To the extent that the issuer makes any change to the expected pricing date or expected original issue date, the valuation date and maturity date may also be changed in the issuer’s discretion to ensure that the term of the securities remains the same.
Investment description
•	Linked to an international basket of three indices

•
Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the initial public offering price of the securities, depending on the performance of the Basket from its Initial Basket Value to its Final Basket Value.

The payment at maturity will reflect the following terms:
o If the value of the Basket increases:
You will receive the initial public offering price plus 110% participation in the upside performance of the Basket, subject to a maximum total return at maturity of 12.00% to 15.00% (to be determined on the pricing date) of the initial public offering price
o If the value of the Basket does not change or decreases but the decrease is not more than 10%:
You will be repaid the initial public offering price
o If the value of the Basket decreases by more than 10%:
You will receive less than the initial public offering price and will have 1-to-1 downside exposure to the decrease in the value of the Basket below the Buffer Value
•	Investors may lose up to 90% of the initial public offering price

•
All payments on the securities are subject to the credit risk of Royal Bank of Canada, and you will have no ability to pursue any of the securities represented by a basket component for payment; if Royal Bank of Canada defaults on its obligations, you could lose some or all of your investment

•	No periodic interest payments or dividends

•	No exchange listing; designed to be held to maturity

The issuer’s initial estimated value of the securities as of the pricing date is expected to be between $919.50 and $969.50 per $1,000 in principal amount, which is less than the public offering price. The final pricing supplement relating to the securities will set forth the issuer’s estimate of the initial value of the securities as of the pricing date. The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. See “Risk Factors” and “Supplemental Plan of Distribution – Structuring the Securities” in the accompanying preliminary pricing supplement for further information.
The securities are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act. The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying preliminary pricing supplement and prospectus supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying preliminary pricing supplement, prospectus supplement and prospectus before making a decision to invest in the securities.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical payout profile
The profile to the right is based on a hypothetical maximum maturity payment amount of 113.50% or $1,135.00 per $1,000 security (the midpoint of the range set forth above), a Participation Rate of 110% and a Buffer Value equal to 90% of the Initial Basket Value.
This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Final Basket Value, maximum maturity payment amount, and whether you hold your securities to maturity.

Hypothetical returns
Hypothetical Final Basket Value		Hypothetical Percentage Change from the Initial Basket Value to the Hypothetical Final Basket Value	Hypothetical Maturity Payment Amount per Security(1)	Hypothetical Pre- Tax Total Rate of Return on the Securities
0.00		-100.00%	$100.00	-90.00%
10.00		-90.00%	$200.00	-80.00%
25.00		-75.00%	$350.00	-65.00%
50.00		-50.00%	$600.00	-40.00%
60.00		-40.00%	$700.00	-30.00%
70.00		-30.00%	$800.00	-20.00%
80.00		-20.00%	$900.00	-10.00%
85.00		-15.00%	$950.00	-5.00%
90.00	(2)	-10.00%	$1,000.00	0.00%
95.00		-5.00%	$1,000.00	0.00%
100.00	(3)	0.00%	$1,000.00	0.00%
110.00		10.00%	$1,110.00	11.00%
112.00		12.00%	$1,132.00	13.20%
112.28		12.28%	$1,135.00	13.50%
120.00		20.00%	$1,135.00	13.50%
130.00		30.00%	$1,135.00	13.50%
140.00		40.00%	$1,135.00	13.50%
150.00		50.00%	$1,135.00	13.50%
160.00		60.00%	$1,135.00	13.50%

(1)	Based on a hypothetical maximum maturity payment amount of $1,135.00 (the mid-point of the range of maximum maturity payment amounts set forth in this term sheet).

(2)	This is the Buffer Value.

(3)	This is the Initial Basket Value.

How the maturity payment amount is calculated
The maturity payment amount will be determined as follows:

•	If the Final Basket Value is greater than the Initial Basket Value, the maturity payment amount per security will equal the lesser of:
(i)
(ii)	the maximum maturity payment amount
•
If the Final Basket Value is equal to or less than the Initial Basket Value but greater than or equal to the Buffer Value, the maturity payment amount per security will equal the issue price of $1,000.00

•	If the Final Basket Value is less than the Buffer Value, the maturity payment amount per security will equal:
In such a case, you will lose up to 90% of your principal
Hypothetical Historical Basket Values*
*The graph above sets forth the hypothetical historical daily values of the Basket for the period from January 1, 2016 to December 9, 2021, assuming that the Basket was constructed on January 1, 2016 with a starting value of 100 and that each of the basket components had the applicable weighting as of that day. The hypothetical historical performance of the Basket is not an indication of its future performance during the term of the securities.

Selected risk considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk disclosures carefully.

Risks Relating to the Terms and Structure of the Securities
•	Your investment may result in a loss of up to 90% of your principal
•	You will not receive interest payments on the securities
•	Your yield may be lower than the yield on a standard debt security of comparable maturity
•	Your return is limited and will not reflect the return of owning the common stocks included in the basket components
•	The amount to be paid at maturity is not linked to the levels of the basket components at any time other than the valuation date
•	Owning the securities is not the same as owning the common stocks included in the basket components
•	Changes in the levels of the basket components may offset each other
•	The securities will be debt obligations of Royal Bank of Canada. No other company or entity will be responsible for payments under the securities
•	The tax treatment of the securities is uncertain
Risks Relating to the Secondary Market for the Securities
•	There may not be an active trading market for the securities
•	Many factors affect the market value of the securities
Risks Relating to the Basket Components
•	An investment in the securities is subject to risks relating to non-U.S. securities
•	An investment in the securities is subject to risks associated in investing in stocks with a small market capitalization
•	We have no affiliation with the Index Sponsors and will not be responsible for any actions taken by the Index Sponsors
•	Changes that affect the basket components will affect the market value of the securities and the maturity payment amount
•	Historical levels of the basket components should not be taken as an indication of their future levels during the term of the securities
Risks Relating to the Initial Estimated Value of the Securities
•	Our initial estimated value of the securities will be less than the initial public offering price
•	The price, if any, at which you may be able to sell your securities prior to maturity may be less than the initial public offering price and our initial estimated value
•	The initial estimated value of the securities is an estimate only, calculated as of the time the terms of the securities are set
Risks Relating to Conflicts of Interest
•	Hedging transactions may affect the return on the securities
•	Potential conflicts of interest could arise
•	The calculation agent may postpone the valuation date and, therefore, determination of the Final Basket Value and the maturity date if a market disruption event occurs on the valuation date
•	There are potential conflicts of interest between you and the calculation agent

Not suitable for all investors
Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the initial public offering price per security. Royal Bank of Canada, Wells Fargo Securities, LLC and their respective affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Royal Bank of Canada toll free at 1-877-688-2301.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

Consult your tax advisor
Investors should review carefully the accompanying preliminary pricing supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal income tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

The EURO STOXX 50® is the intellectual property (including registered trademarks) of STOXX Limited (“STOXX”), Zurich, Switzerland and/or its licensors (“Licensors”), which is used under license.
The S&P 500® Index is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed for use by Royal Bank of Canada. Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by Royal Bank of Canada. The securities are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability for any errors, omissions, or interruptions of the S&P 500® Index.
The Russell 2000® Index was developed by Russell Investments (“Russell”) before FTSE International Limited and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. FTSE Russell and Royal Bank of Canada have entered into a non-exclusive license agreement providing for the license to Royal Bank of Canada, and certain of its affiliates, in exchange for a fee, of the right to use indices owned and published by FTSE Russell in connection with the securities.